Exhibit 99.1


              ACIES CORPORATION ANNOUNCES RECORD FISCAL 2006 SECOND
                           QUARTER FINANCIAL RESULTS

         o Fiscal 2006 Second Quarter Revenues Grow 135% Over Last Year
        o Sequential Revenues Rise 24% from Fiscal First Quarter of 2006

NEW YORK, NY, November 17, 2005 - Acies Corporation (OTCBB: ACIE), a financial services company that specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States, today announced financial results for its fiscal second quarter ended September 30, 2005.

For the fiscal second quarter, Acies reported net revenues of $2,045,165, which represents a 135 percent increase over net revenues of $870,745 reported in the year-ago period.

Cost of revenues was $1,805,666 in the fiscal second quarter, an increase of 153 percent compared to cost of revenues of $713,123 in the year-ago period. Gross margin for the second fiscal quarter was $239,499, representing an increase of 52 percent over the $157,622 in the year-ago period.

Net loss for the quarter was $302,126, or $(0.01) per share, compared to a net loss of $2,072,807, or $(0.06) per share, for the three months ended September 30, 2004. In the prior year period the Company incurred significant non-recurring general and administrative expenses in connection with becoming a public company.

Six-Month Results

Net revenues for the six-month period ended September 30, 2005, were $3,693,686, a 134 percent increase compared to net revenues of $1,578,972 for the six months ended September 30, 2004.

Cost of revenues was $3,159,717 for the six months ended September 30, 2005, a 141 percent increase over cost of revenues of $1,313,507 for the six months ended September 30, 2004. Gross margin for the six-months ended September 30, 2005 was $533,969, a 101 percent increase over gross margin of $265,465 for the six months ended September 30, 2004.

Net loss for the six-month period was $497,465, or $(0.01) per share, compared to a net loss of $2,289,831, or $(0.07) per share, for the six months ended September 30, 2004. In the prior year period the Company incurred significant non-recurring general and administrative expenses in connection with becoming a public company.

Oleg Firer, Chairman, President and Chief Executive Officer of Acies Corp., said, "We continue to grow our merchant account portfolio at a rapid pace, which drove record revenues and a sequential increase of 24 percent over the previous quarter. We are particularly pleased to have achieved these results in what is traditionally a slow quarter based on lower consumer retail spending during the summer months. Our top-line performance illustrates that our business continues to build traction and that we are capturing an increasing share of the small- to medium-size business market."

Mr. Firer continued, "We continue to benefit from the growing trend among consumers to use credit and debit cards instead of cash as well as the recent industry-wide introduction of `contactless' credit card technology, as major bank card issuers are beginning to distribute millions of `contactless' cards to their customers. Acies has established itself as a leading distributor of this technology and we believe these trends will continue to help position us for merchant account growth as demand for our technology increases."

Mr. Firer added, "We remain well positioned to continue executing on our business plan, and are particularly well positioned going into the holiday spending season, which traditionally drives our strongest quarter of results."

About Acies Corporation Acies Corporation
(OTC BB: ACIE.OB) is a financial services company that, through its wholly-owned subsidiary, Acies, Inc., specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale
(POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services and the ability for customers to apply for an on-line bank account and pay bills electronically.

For more information, visit http://www.aciesinc.com.

Forward-looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including the risk factors in its form 10-KSB for the year ended March 31, 2005. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

                                ACIES CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
             Three and Six Months Ended September 30, 2005 and 2004


                                       Three Months Ended September 30         Six Months Ended September 30
                                           2005                 2004               2005               2004
Net revenues                           $  2,045,165       $    870,745       $  3,693,686       $  1,578,972
Cost of revenues                          1,805,666            713,123          3,159,717          1,313,507
                                       ------------       ------------       ------------       ------------
Gross margin                                239,499            157,622            533,969            265,465

General, administrative and selling         543,150          2,227,459          1,005,960          2,552,347
                                       ------------       ------------       ------------       ------------

       Operating loss                      (303,651)        (2,069,837)          (471,991)        (2,286,882)

Loss on extinguishment of debt                   --                 --            (28,453)                --
Interest expense                                 --             (3,000)            (1,000)            (3,000)
Interest income                               1,525                 30              3,979                 51
                                       ------------       ------------       ------------       ------------

Net loss                               $   (302,126)      $ (2,072,807)      $   (497,465)      $ (2,289,831)
                                       ============       ============       ============       ============


Basic and diluted net loss per share   $      (0.01)      $      (0.06)      $      (0.01)      $      (0.07)
Weighted average shares outstanding      48,055,207         32,402,493         48,055,207         32,083,651